Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Critical Metals Corp. on Form F-1 of our report dated November 9, 2023, with respect to our audits of the financial statements of Critical Metals Corp. as of June 30, 2023 and for the period from October 14, 2022 (inception) to June 30, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

March 28, 2024